Exhibit 99.1

Universal Technical Institute Provides Business Update

Positive new student start, enrollment and inquiry trends reflect strong demand and the Company’s attractive student value proposition.

PHOENIX, June 30, 2020 - Universal Technical Institute (NYSE: UTI), the nation’s leading provider of transportation technician training, provided an update on its business and campus operations. The company is expected to report fiscal 2020 third quarter results in early August.

“In the midst of record unemployment and the economic downturn, our graduates will continue to be in demand for years to come, keeping America’s vehicles running and rebuilding our economy and infrastructure,” said Jerome A. Grant, Chief Executive Officer. “We are seeing growing interest in a UTI education and expect more students to turn to industry-aligned technical training as a gateway to stable, rewarding careers. Through this extraordinarily difficult time, we are proud that we are able to give students a quality education that prepares them for good jobs in essential industries.”

In response to the COVID-19 pandemic, UTI has developed a blended education model, combining online, instructor-delivered lectures and demonstrations with in-person labs at its 13 campuses across the country. The Company has also adapted its campus facilities, hands-on teaching methods and schedules to align with Centers for Disease Control & Prevention (CDC) and local health authority guidelines in support of the health and well-being of students and employees.

The Company is diligently monitoring the COVID-19 situation nationally, in the local jurisdictions where it operates and on its campuses, and will continue adapting its plans and operations in response.

Business Update:

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As previously announced, 12 of the Company’s 13 campuses are currently open with in-person labs operating according to CDC and local jurisdiction guidelines. The Bloomfield, NJ campus is scheduled to resume in-person labs July 1, 2020.

•	Student starts for the fiscal 2020 third quarter are expected to increase approximately 3 percent to 6 percent versus the prior year quarter.

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New student enrollments for the fiscal 2020 fourth quarter currently exceed 90 percent of the Company’s pre-COVID goal for the quarter and could meet or exceed that goal if current pacing is maintained.

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New student inquiry volume from the Company’s enhanced digital media marketing strategy has continued to exhibit positive momentum and has shown accelerating year over year growth throughout the fiscal third quarter.

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Since resuming in-person labs at all but one campus location, more than 500 students have graduated from various programs and students on leaves of absence (LOA) have decreased by approximately 65 percent from their peak in early May. The campus with the largest number of current student LOAs is Bloomfield, NJ due to the delayed resumption of in person labs at the campus.

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The Company continues to distribute emergency financial aid to students utilizing the Higher Education Emergency Relief Funds (HEERF) granted through the CARES Act. The direct cash grants will help students impacted by the pandemic with expenses such as food, housing, childcare, transportation and technology. UTI is allocating grants based on need consistent with guidance issued by the U.S. Department of Education (ED). The grant program is ongoing, and to date approximately 7,600 students have received grants totaling approximately $11 million. The Company continues to evaluate potential uses of the HEERF institutional funds. All the HEERF funds granted to UTI will be used to support and train future technicians to serve in the essential industries that need them.

Social Media Disclosure

Universal Technical Institute (UTI) uses its website (https://www.uti.edu/) and LinkedIn page (https://www.linkedin.com/school/universal-technical-institute/) as channels of distribution of information about its programs, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and UTI may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the company's website and its social media accounts in addition to following the company's press releases, SEC filings, public conference calls, and webcasts.

Safe Harbor Statement

All statements contained herein, other than statements of historical fact, are "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements include the following: the company's belief that it is taking steps to address cost and working capital management; the company's ability to complete curriculum with in-person labs; and the company's focus on offering online curriculum to provide its students training for job skills that are in high demand. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company's actual results include, among other things, the COVID-19 pandemic and its impact on our business and the US and global economies, changes to federal and state educational funding, changes to regulations or agency interpretation of such regulations affecting the for-profit education industry, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by UTI, increased investment in management and capital resources, the effectiveness of the recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions of the company, the adoption of new accounting standards including the new lease accounting guidance, and other risks that are described from time to time in the company's public filings. Further information on these and other potential factors that could affect the financial results or condition may be found in the company's filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. Except as required by law, the company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

About Universal Technical Institute, Inc.

With more than 220,000 graduates in its 54-year history, Universal Technical Institute, Inc. (UTI, or the Company) is the nation's leading provider of technical training for automotive, diesel, collision repair, motorcycle and marine technicians, and offers welding technology and computer numerical control (CNC) machining programs. The Company has built partnerships with industry leaders, outfits its state-of-the-industry facilities with current technology, and delivers training that is aligned with employer needs. Through its network of 13 campuses nationwide, UTI offers post-secondary programs under the banner of several well-known brands, including Universal Technical Institute, Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). The Company is headquartered in Phoenix, Arizona.
For more information, visit www.uti.edu. Like UTI on www.facebook.com/UTI or follow UTI on Twitter @UTITweet, @MMITweet, and @NASCARTechUTI.

Media Contact:
Jody Kent
VP, Communications and Public Affairs
Universal Technical Institute
(623) 445-0872
jkent@uti.edu

Investor Relations Contact:
Robert Winters or Brooks Hamilton
Alpha IR Group
(312) 445-2870
UTI@alpha-ir.com

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